Exhibit 99

[TD Banknorth Inc. Logo]



                                                                 News Release

                                                               Media Contact:
                                                            TD Banknorth Inc.
                                                            Jeffrey Nathanson
                                                               (207) 761-8517
                                            jeffrey.nathanson@tdbanknorth.com


FOR IMMEDIATE RELEASE
March 23, 2007


TD Banknorth Announces Restructuring Plans
   * Part of previously-announced goal to reduce operating expenses by between 5% and 8% by 2008


PORTLAND, Maine - March 23, 2007 - TD Banknorth Inc. (NYSE: BNK) announced today its Board of Directors has approved a restructuring plan to reduce the Company's workforce and close or consolidate up to 24 branches across the Company's franchise.

As part of the plan, the Company will reduce its workforce by approximately
400 employees over the next several months. "These were extremely difficult decisions to make, but ones that were necessary in response to the current operating environment," said Bharat Masrani, TD Banknorth president and CEO. "We are committed to treating our employees with respect and will do everything we can to assist them during these difficult times."

The Company recently completed a comprehensive review of its branch network to ensure that its branches are best positioned to meet the changing needs of its customers. That review resulted in the decision to close or consolidate 24 branches across the Company's franchise. The branches to be closed or consolidated include thirteen locations in New Jersey, four in Connecticut, three in New York, two in Pennsylvania and two in Massachusetts.

"Our goal is to ensure that our retail network is efficiently meeting the needs of customers," said Suzanne Poole, EVP for Retail Delivery. "We will minimize the impact to our customers and ensure this transition is as seamless for them as possible."


                              - more -


Customers will be notified in mid-April with most branches tentatively scheduled to be closed in the third quarter of 2007, subject to the receipt of all necessary regulatory approvals.

"The steps we've taken today will position the Bank for organic growth going forward and are part of our previously-announced goal of reducing our operating expenses by between 5% and 8% by 2008," added Masrani.

About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At December 31, 2006, TD Banknorth had $40 billion of total consolidated assets. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New
Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and
TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK." For more information, visit http://www.TDBanknorth.com.


Source: TD Banknorth Inc.

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